                                                                  Exhibit (a)(1)

                           Offer to Purchase for Cash
                       22,250,327 Shares of Common Stock
                                       of
                                 MedQuist Inc.
                                       at
                              $51.00 Net Per Share
                                       by
                      Koninklijke Philips Electronics N.V.


    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON WEDNESDAY, JUNE 28, 2000, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN 22,250,327 SHARES OF COMMON STOCK, NO PAR VALUE (THE "SHARES"), OF MEDQUIST INC., A NEW JERSEY CORPORATION ("MEDQUIST"). THE CONSUMMATION OF THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 13.

   THE OFFER IS BEING MADE PURSUANT TO A TENDER OFFER AGREEMENT, DATED AS OF MAY 22, 2000 (THE "TENDER OFFER AGREEMENT"), BETWEEN KONINKLIJKE PHILIPS ELECTRONICS N.V. AND MEDQUIST. AT A MEETING HELD ON MAY 21, 2000, THE BOARD OF DIRECTORS OF MEDQUIST UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF MEDQUIST, AND APPROVED THE TENDER OFFER AGREEMENT AND THE OTHER AGREEMENTS DESCRIBED IN THIS OFFER TO PURCHASE. THE BOARD OF DIRECTORS RECOMMENDS THAT MEDQUIST'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

   Any shareholder desiring to tender all or any portion of such shareholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such shareholder's certificate(s) for the tendered Shares and any other required documents to the Depositary named herein, (2) follow the procedure for book-entry transfer of Shares set forth in
Section 3 or (3) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

   A shareholder of MedQuist who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for Book-Entry Transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or the Dealer Manager. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee.

                      The Dealer Manager for the Offer is:

                              Goldman, Sachs & Co.

                               SUMMARY TERM SHEET

   This summary highlights important and material information from this Offer to Purchase but does not purport to be complete. To fully understand the offer described in this document and for a more complete description of the terms of the offer described in this document, you should read carefully this entire Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented, constitute the "Offer"). We have included section references to direct you to a more complete description of the topics contained in this summary.

 .  WHO IS OFFERING TO BUY MY SECURITIES?

  Koninklijke Philips Electronics N.V. ("Royal Philips"), is offering to buy your Shares as described in this document. See Section 9 of this document for further information about Royal Philips.

 .  WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  Royal Philips is offering to buy 22,250,327 Shares, which constitutes approximately 57% of the fully diluted Shares. For information about the conditions to which the Offer is subject, see Section 13.

 .  HOW MUCH IS ROYAL PHILIPS OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  Royal Philips is offering to pay $51.00 in cash for each Share that it is offering to purchase. See Section 1 for information about the terms of the Offer.

 .  DOES ROYAL PHILIPS HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Yes. Royal Philips presently intends to finance the Offer with its cash position and cash flow from existing businesses.

 .  ARE ROYAL PHILIPS' FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER
   TO TENDER IN THE OFFER?

  Since the Offer is for cash and is not subject to any financing condition, Royal Philips' financial results should not be relevant to your decision on whether to tender your Shares in the Offer.

 .  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES?

  You may tender your Shares into the Offer until 12:00 midnight, New York City time, on Wednesday, June 28, 2000, which is the scheduled expiration date of the offering period, unless Royal Philips decides to extend the offering period. See Section 3 of this document for information about tendering your Shares.

 .  CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  Yes, Royal Philips may elect to extend the Offer from time to time for a period not longer than 20 business days in the aggregate if, at the initially scheduled expiration date of the Offer any of the conditions to the Offer are not satisfied. See Section 1 of this document for information about extension of the Offer.

 .  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  Royal Philips will announce by press release any extension of the Offer no later than 9:00 a.m., New York City time, on the next day after the previously scheduled expiration date. See Section 1 of this document for more information about extension of the Offer.

 .  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  The Offer is conditioned upon, among other things, at least 22,250,327 Shares, which constitutes approximately 57% of the fully diluted Shares, being validly tendered and not withdrawn. For a complete description of all of the conditions to which the Offer is subject, see Section 13.

 .  HOW DO I TENDER MY SHARES?

  If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the American Stock Transfer & Trust Company (the "Depositary") at the address listed on the back cover of this document. If your broker holds your Shares for you in "street name" you must instruct your broker to tender your Shares on your behalf. In any case, the Depositary must receive all required documents prior to 12:00 midnight, New York City time, on Wednesday, June 28, 2000, which is the expiration date of the Offer, unless Royal Philips decides to extend the Offer. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. See Section 3 for more information on the procedures for tendering your Shares.

 .  UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  The tender of your Shares may be withdrawn at any time prior to the expiration date of the offering period. In addition, if Royal Philips has not agreed to accept your Shares for payment by Sunday, July 30, 2000, you can withdraw them at any time after that date until Royal Philips accepts Shares for payment. See Section 4 of this document for more information.

 .  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You (or your broker or bank if your Shares were held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and your notice must include, among other things, the name of the shareholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered Shares, see Section 4.

 .  WHAT HAPPENS IF MORE THAN 22,250,327 SHARES ARE TENDERED?

  Royal Philips is offering to purchase 22,250,327 Shares. If more than 22,250,327 Shares are properly tendered and not withdrawn at the expiration of the Offer, Royal Philips will purchase Shares on a pro rata basis. This means that Royal Philips will purchase from each tendering shareholder a number of Shares equal to the number of Shares properly tendered and not withdrawn by such shareholder multiplied by a proration factor. The proration factor is equal to the number of shares Royal Philips is offering to purchase divided by the total number of Shares properly tendered and not withdrawn by all shareholders. See Section 2 for more information.

 .  WHEN WILL I KNOW HOW MANY OF MY SHARES WERE ACCEPTED FOR PAYMENT?

  Because of the difficulty of determining the number of Shares properly tendered and not withdrawn, Royal Philips does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately four trading days after the end of the offering period. The preliminary results of any proration will be announced by press release as promptly as practicable after the time Royal Philips accepts Shares for payment pursuant to the Offer. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. See Section 2 for more information.

 .  WHAT HAPPENS TO THE SHARES THAT ARE NOT ACCEPTED FOR PURCHASE?

  If any tendered Shares are not accepted for payment for any reason, the certificates for such unpurchased Shares will be returned, without expense, to the tendering shareholder, or such other person as the tendering shareholder specifies in the Letter of Transmittal. This includes any Shares not accepted for payment as a result of proration. See Section 2 for more information.

 .  WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

  At a meeting held on May 21, 2000, the board of directors of MedQuist unanimously determined that the terms of the Offer are fair to, and in the best interests of, the shareholders of MedQuist, and approved the Tender Offer Agreement and the other agreements described in this Offer to Purchase. The board of directors recommends that MedQuist's shareholders accept the Offer and tender their Shares in the Offer.

 .  WILL MEDQUIST REMAIN A PUBLIC COMPANY AFTER THE OFFER?

  Yes, after the Offer, MedQuist will remain a public company whose common stock will continue to trade on the Nasdaq Stock Market. Royal Philips will own approximately 60% of MedQuist's fully diluted Shares. Royal Philips has entered into a "Governance Agreement" with MedQuist (which will become effective at the time Royal Philips purchases Shares pursuant to the Offer) with respect to its Share ownership. See Section 11 for a more complete description of the terms of the Governance Agreement.

 .  HAS MEDQUIST ENTERED INTO ANY OTHER AGREEMENTS IN CONNECTION WITH THE OFFER?

  MedQuist and a subsidiary of Royal Philips have entered into a Licensing Agreement pursuant to which, among other things, MedQuist will be granted a license to use certain speech recognition technology in connection with its business. MedQuist has also entered into a Governance Agreement with Royal Philips and new employment agreements with seven members of its senior management. See Section 11 for a more complete description of the terms of the Licensing Agreement, the Governance Agreement and the employment agreements.

 .  WILL MEDQUIST'S MANAGEMENT PARTICIPATE IN THE OFFER?

  Royal Philips has entered into agreements with a number of the members of MedQuist's senior management. These agreements provide that if Royal Philips purchases Shares pursuant to the Offer, then promptly after the Offer expires, Royal Philips will purchase from these individuals an additional 1,149,759 Shares in the aggregate, which amount represents approximately 3% of MedQuist's outstanding fully diluted Shares, and approximately 37% of those individuals' combined holdings. These agreements also provide that until May 22, 2002, these individuals will not sell or dispose of any Shares or options they owned on the date of the agreement, any Shares acquired pursuant to options they held on the date of the agreement, or any options or Shares acquired pursuant to an option grant declared by the Compensation Committee of MedQuist's board of directors on May 21, 2000. See Section 11 for more information.

 .  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  If fewer than 22,250,327 Shares are validly tendered and not withdrawn in the Offer, then Royal Philips is not obligated to purchase Shares pursuant to the Offer and may terminate the Offer, in which case Shares will remain outstanding and continue to be traded on the Nasdaq Stock Market.

  If more than 22,250,327 Shares are validly tendered and not withdrawn in the Offer, and all the other conditions to the Offer are satisfied or waived by Royal Philips, Royal Philips will purchase 22,250,327 Shares pursuant to the terms and conditions of the Offer.

  The purchase of the Shares by Royal Philips will reduce the number of the Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. In addition, Royal Philips will own a majority of MedQuist's Shares and will have the right to control MedQuist, subject to the terms of the Governance Agreement. See
  Section 7 of this document for additional information about the effect of the Offer on your Shares and Section 11 for a discussion of the Governance Agreement.

 .  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On May 22, 2000, the last full trading day prior to the public announcement of the Offer, the reported closing price of the common stock on the Nasdaq Stock Market was $39.125 per Share. On May 31, 2000, the last full trading day for which prices were available before the commencement of the Offer, the reported closing price of the common stock on the Nasdaq Stock Market was $41.375 per Share. You should obtain a recent market quotation for your Shares in deciding whether to tender them. See Section 6 of this document for recent high and low sales prices for the Shares.

 .  WHO IS RESPONSIBLE FOR THE PAYMENT OF TAXES AND BROKERAGE FEES?

  Shareholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by Royal Philips pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 3 for more information. Shareholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should check with such institution as to whether they charge any service fees.

 .  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

  If you have any questions you can call the Dealer Manager, Goldman, Sachs & Co. at (800) 323-5678, or the Information Agent, Morrow & Co., Inc. at
  (800) 566-9061. See the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

 Section                                                                   Page
 -------                                                                   ----
 SUMMARY TERM SHEET.......................................................   i
 INTRODUCTION.............................................................   1
     1.  Terms of the Offer..............................................    2
     2.  Acceptance for Payment, Proration and Payment for the Shares....    3
     3.  Procedure for Tendering Shares..................................    4
     4.  Rights of Withdrawal............................................    7
     5.  Certain Federal Income Tax Consequences of the Offer............    8
     6.  Price Range of the Shares.......................................    8
     7.  Effect of the Offer on the Market for the Shares................    9
     8.  Certain Information Concerning MedQuist.........................    9
     9.  Certain Information Concerning Royal Philips....................   11
     10. Background of the Offer; Contacts with MedQuist.................   12
     11. Purpose of the Offer; Plans for MedQuist; The Tender Offer
            Agreement; The Shareholder Agreements; The Licensing
            Agreement; The Governance Agreement; The Employment
            Agreements...................................................   14
     12. Source and Amount of Funds......................................   26
     13. Certain Conditions of the Offer.................................   26
     14. Dividends and Distributions.....................................   28
     15. Certain Legal Matters...........................................   28
     16. Fees and Expenses...............................................   29
     17. Miscellaneous...................................................   30
 Schedule A Information Concerning the Directors and Executive Officers of
  Royal Philips........................................................... A-1

To the Holders of the Shares of MedQuist Inc.:

                                  INTRODUCTION

   Koninklijke Philips Electronics N.V., a company incorporated under the laws of the Netherlands ("Royal Philips"), hereby offers to purchase 22,250,327 shares of common stock, no par value (the "Shares"), of MedQuist Inc., a New Jersey corporation ("MedQuist"), which constitutes approximately 57% of the fully diluted Shares, at $51.00 per Share, net to the seller in cash (the "Share Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). Tendering shareholders who are record holders of their Shares and tender directly to the American Stock Transfer & Trust Company (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by Royal Philips pursuant to the Offer. Shareholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees in connection with the tender of Shares into the Offer on behalf of its clients. Royal Philips will pay all charges and expenses of Goldman, Sachs & Co., as dealer manager ("Dealer Manager"), and of the Depositary and Morrow & Co., Inc. (the "Information Agent").

   At a meeting held on May 21, 2000, the board of directors of MedQuist unanimously determined that the terms of the Offer are fair to, and in the best interests of, the shareholders of MedQuist, and approved the Tender Offer Agreement, dated May 22, 2000, between Royal Philips and MedQuist (the "Tender Offer Agreement") and the other agreements described in this Offer to Purchase. The board of directors recommends that MedQuist's shareholders accept the Offer and tender their Shares in the Offer.

   UBS Warburg LLC ("UBS Warburg"), financial advisor to MedQuist, has delivered to the board of directors of MedQuist a written opinion, dated May 22, 2000, to the effect that, as of such date and based upon and subject to certain matters described therein, the $51.00 per Share cash consideration to be received in the Offer (or pursuant to the Shareholder Agreements, as defined herein) by holders of Shares was fair, from a financial point of view, to such holders (other than Royal Philips and its affiliates). A copy of UBS Warburg's opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as an exhibit to MedQuist's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by MedQuist with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to shareholders herewith. Shareholders are urged to, and should, read UBS Warburg's opinion carefully and in its entirety.

   The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn at least 22,250,327 Shares, which constitutes approximately 57% of the fully diluted Shares, and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Section 13.

   According to MedQuist, as of May 19, 2000 there were 35,452,704 Shares outstanding and there were 3,547,439 Shares reserved for issuance under MedQuist's stock option and incentive plans.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND THEY SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer.

   Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Royal Philips will accept for payment, and pay for, 22,250,327 Shares validly tendered and not withdrawn as permitted by
Section 4, on or prior to the Expiration Date (as defined herein). If more than 22,250,327 Shares are validly tendered and not withdrawn at the Expiration Date of the Offer, Royal Philips will purchase Shares on a pro rata basis from all tendering shareholders as explained herein. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, June 28, 2000, unless and until Royal Philips extends the period for which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended by Royal Philips, expires. The period from the date hereof until 12:00 midnight, New York City time, on Wednesday, June 28, 2000, as such period may be extended, is referred to as the "Offering Period." The condition that there be validly tendered and not withdrawn at least 22,250,327 Shares is referred to as the "Tender Offer Condition."

   For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   Subject to the applicable regulations of the SEC, Royal Philips expressly reserves the right, in its sole discretion, to waive, set forth or change any term and condition of the Offer; provided, that, unless previously approved by MedQuist in writing, no provision may be set forth or changed which: (i) increases or, except as set forth in the next succeeding sentence, decreases the Tender Offer Condition; (ii) decreases the price per Share to be paid in the Offer; (iii) changes the form of consideration payable in the Offer (other than by adding consideration); (iv) imposes additional conditions to the Offer other than those set forth in the Tender Offer Agreement; or (v) amends or modifies any term or condition of the Offer in a manner adverse to the holders of Shares. Without the prior written consent of MedQuist, Royal Philips may not extend the expiration date of the Offer beyond the initial expiration date of the Offer; provided, that, if on the initially scheduled expiration date of the Offer (or any subsequent expiration date) any of the conditions to the Offer have not been satisfied, Royal Philips may in its sole discretion extend from time to time the Offer for up to and including an additional twenty (20) business days in the aggregate after the initial expiration date of the Offer, and may in its sole discretion, in connection with any such extension, amend the terms of the Offer, but only to reduce the Tender Offer Condition to any number of Shares greater than 20,300,320 Shares, it being understood that if Royal Philips accepts for payment any Shares validly tendered and not withdrawn pursuant to the Offer, it will accept for payment all such Shares up to the Tender Offer Condition (i.e., 22,250,327 Shares). During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 4.

   Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which Royal Philips may choose to make any public announcement, Royal Philips will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement.

   Royal Philips will not provide a subsequent offering period, as provided for in Rule 14d-11 under the Exchange Act.

   Royal Philips confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Royal Philips will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

   If, during the Offering Period, Royal Philips decreases the number of Shares sought pursuant to the Offer (which may be done as explained above) or the Share Price (which may be done only if previously approved by MedQuist in writing), such decrease will be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten-business day period.

   Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the other conditions set forth in Section 13. With respect to antitrust compliance, see Section 15. Royal Philips reserves the right but is not obligated, in accordance with applicable rules and regulations of the SEC, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, Royal Philips may, prior to the Expiration Date, in its sole discretion, elect to: (i) extend the Offer from time to time for up to and including an additional twenty (20) business days in the aggregate and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer; (ii) waive all of the unsatisfied conditions (other than antitrust approval which may not be waived, and the Tender Offer Condition, which may be amended only as described above) and, subject to complying with applicable rules and regulations of the SEC, accept for payment 22,250,327 Shares so tendered, subject to the pro rata provisions; or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders. In the event that Royal Philips waives any condition set forth in
Section 13, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the shareholders, require that the Offer remain open for an additional period of time and/or that Royal Philips disseminate information concerning such waiver.

   MedQuist has provided Royal Philips with MedQuist's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Royal Philips to record holders of the Shares and will be furnished by Royal Philips to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of the Shares.

2. Acceptance for Payment, Proration and Payment for the Shares.

   Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Royal Philips will accept for payment, and will pay for, 22,250,327 Shares. If more than 22,250,327 Shares are validly tendered and not withdrawn, Royal Philips will accept for purchase an amount of the tendered Shares equal to 22,250,327 Shares, on a pro rata basis from each shareholder who has validly tendered Shares pursuant to the Offer, promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Royal Philips expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 15.

   In the event that proration of tendered Shares is required, Royal Philips will determine the appropriate proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares will be based on the ratio of the number of Shares Royal Philips is offering to purchase to the total number of Shares properly tendered and not withdrawn by all shareholders (with adjustments to avoid purchases of fractional shares). Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures described in Section 3 below) and not withdrawn, Royal Philips does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately four trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and from their brokers. In the event of any proration, the Depositary will select certain identifiable Shares for payment from the total Shares properly tendered and not withdrawn by a shareholder in accordance with such shareholder's directions, if any, as set forth in such shareholder's Letter of Transmittal.

   For purposes of the Offer, Royal Philips will be deemed to have accepted for payment the Shares validly tendered and not withdrawn, if and when Royal Philips gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. As noted, if more than 22,250,327 Shares are validly tendered and not withdrawn at the Expiration Date of the Offer, Royal Philips will accept for purchase Shares on a pro rata basis. Payment for any Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Royal Philips and transmitting such payments to the tendering shareholders. In all cases, payment for any Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a Book-Entry Transfer, an Agent's Message (as defined below) in lieu of a Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering shareholders at different times if delivery of the certificates and other required documents occur at different times. The price paid to any holder of the Shares pursuant to the Offer will be the highest price per Share paid to any other holder of such Shares pursuant to the Offer.

   Under no circumstances will interest on the consideration to be paid for the Shares be paid, regardless of any extension of the Offer or any delay in making such payment.

   If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, including as a result of proration, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense, to the tendering shareholder, or such other person as the tendering shareholder specifies in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. In the case of any Shares delivered by Book-Entry Transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering shareholder specifies in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. If no such instructions are given with respect to any Shares delivered by Book-Entry Transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

   Royal Philips reserves the right to transfer or assign in whole or in part from time to time to one or more of its direct or indirect subsidiaries the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Royal Philips of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for any Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Tendering Shares.

   Valid Tender. To tender Shares pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees and certificates for the Shares to be tendered, or, in the case of a Book-Entry Transfer, an Agent's Message (in lieu of a Letter of Transmittal), and any other required documents must be received by the Depositary prior to the Expiration Date, at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

   Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make Book-Entry Transfer of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through Book-Entry Transfer, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a Book-Entry Transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Royal Philips may enforce such agreement against the participant. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   The method of delivery of any Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, it is recommended that the shareholder use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

   Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment, including as a result of proration, are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for any Shares are not immediately available or who cannot comply with the procedure for Book-Entry Transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Royal Philips, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three business days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Other Requirements. Notwithstanding any provision of this document, payment for the Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2.

   Tender Constitutes an Agreement. The valid tender of any Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Royal Philips upon the terms and subject to the conditions of the Offer, including the right to withdraw such Shares as described in Section 4.

   Appointment. By executing a Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of Royal Philips as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Royal Philips and with respect to any and all non-cash dividends, distributions, rights, and other shares of common stock or other securities issued or issuable in respect of such Shares on or after May 22, 2000 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Royal Philips deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Royal Philips of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Royal Philips' designees will be empowered to exercise all voting and other rights of such shareholder with respect to such Shares (and any and all Distributions) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of MedQuist, actions by written consent in lieu of any such meeting or otherwise. Royal Philips reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon Royal Philips' depositing the payment for such Shares with the Depositary, Royal Philips must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions).

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by Royal Philips in its sole discretion, which determination will be final and binding. Royal Philips reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Royal Philips' counsel, be unlawful. Royal Philips also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Royal

Philips, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Royal Philips' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

   Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Royal Philips and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See "Important Tax Information" in the Letter of Transmittal.

4. Rights of Withdrawal.

   Tenders of the Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Royal Philips pursuant to the Offer, may also be withdrawn at any time after Sunday, July 30, 2000.

   For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of the Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for Book-Entry Transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Royal Philips, in its sole discretion, which determination will be final and binding. None of Royal Philips, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following any one of the procedures described in Section 3 at any time prior to the Expiration Date.

   If Royal Philips extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares pursuant to the Offer for any reason, then, without prejudice to Royal Philips' rights under this Offer, the Depositary may, nevertheless, on behalf of Royal Philips, retain tendered Shares, but such Shares may be withdrawn to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4.

5. Certain Federal Income Tax Consequences of the Offer.

   Sales of the Shares pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. The consequences of the receipt of cash in exchange for Shares pursuant to the Offer may vary depending on the particular circumstances of a shareholder. For federal income tax purposes, a shareholder whose Shares are purchased pursuant to the Offer will realize gain or loss equal to the difference between the adjusted basis of the Shares sold and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the shareholder and will be long-term capital gain or loss if the shareholder's holding period in the Shares for federal income tax purposes is more than one year at the time the Shares are accepted for payment. Long-term capital gain of a non-corporate shareholder is generally subject to a maximum tax rate of 20%. A shareholder's ability to use capital losses to offset ordinary income is limited.

   The income tax discussion set forth above is included for general information only and may not be applicable to shareholders in special situations such as shareholders who received their Shares upon the exercise of stock options or otherwise as compensation and shareholders who are not United States persons. Shareholders should consult their own tax advisors with respect to the specific tax consequences to them, in their particular circumstances, of the Offer, including the application and effect of federal, state, local, foreign or other tax laws.

6. Price Range of the Shares.

   The Shares are listed on the Nasdaq Stock Market under the symbol "MEDQ". The following table sets forth, for the calendar quarters indicated, the high and low reported prices for the Shares on the Nasdaq Stock Market based on public sources:

                                                                   Sales Price
                                                                  -------------
                                                                   High   Low
                                                                  ------ ------
     Calendar Year
     1998:
       First Quarter............................................. $19.56 $15.00
       Second Quarter............................................  29.38  17.63
       Third Quarter.............................................  33.00  20.50
       Fourth Quarter............................................  40.00  21.75
     1999:
       First Quarter.............................................  38.69  27.69
       Second Quarter............................................  43.75  26.69
       Third Quarter.............................................  45.75  30.00
       Fourth Quarter............................................  37.06  24.75
     2000:
       First Quarter.............................................  29.75  16.87
       Second Quarter (through May 31, 2000).....................  45.87  27.06

   The above noted prices reflect a three-for-two stock split effected on June 15, 1998. On May 22, 2000, the last full trading day prior to the public announcement of the terms of the Offer, the reported closing price on the Nasdaq Stock Market was $39.125 per Share. On May 31, 2000, the last full trading day prior to commencement of the Offer, the reported closing price of the Shares on the Nasdaq Stock Market was $41.375 per Share. MedQuist has never paid any cash dividends. Shareholders are urged to obtain a current market quotation for the Shares.

7. Effect of the Offer on the Market for the Shares.

   Market for the Shares. The purchase of any Shares by Royal Philips pursuant to the Offer will reduce the number of the Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

8. Certain Information Concerning MedQuist.

   MedQuist has its principal executive offices at Five Greentree Centre, Suite 311, Marlton, New Jersey 08053. The telephone number of MedQuist at such location is (856) 596-8877. MedQuist, which was incorporated in 1984, is the leading national provider of medical transcription services, a key component in the provision of healthcare services. Transcription is the process by which dictation is converted into an electronic medical report. The timely production of accurate reports is necessary for patient care and for healthcare providers to receive reimbursement.

   Through MedQuist's approximately 8,000 transcriptionists, proprietary software, sophisticated digital dictation equipment and ability to interface with healthcare providers' computer systems, MedQuist provides customized solutions to shorten customers' billing cycles and reduce their overhead and other administrative costs. In addition to hospital medical records departments, MedQuist's target markets include patient care departments, such as radiology, emergency rooms, oncology, pathology, pediatrics and cardiology departments, health maintenance organizations, physician practice groups and out-patient clinics.

   MedQuist serves approximately 2,300 clients through 68 client service centers nationwide. Due to the large number of trained transcriptionists and MedQuist's ability to allocate work among them efficiently, MedQuist believes that it is able to reduce the production turnaround times for transcribed medical reports. An in-house staff or small transcription company cannot generally achieve these efficiencies to the extent MedQuist can.

   As a result of internal growth and acquisitions, MedQuist's revenues have increased from $61.5 million in 1996 (before restatement for acquisitions accounted for as pooling of interests) to $330 million in 1999.

   Set forth below is certain summary consolidated financial information for each of MedQuist's last three fiscal years for the period ended December 31, 1999 as contained in MedQuist's 1999 Annual Report to Shareholders, and incorporated by reference in its Annual Report on Form 10-K, as well as unaudited financial information for the period ended March 31, 2000 as contained in MedQuist's Quarterly Report on Form 10-Q. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by MedQuist with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC and the Nasdaq Stock Market in the manner set forth below.

                                 MEDQUIST INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                 Three Months Ended
                                   March 31, 2000    Year Ended December 31,
                                 ------------------ --------------------------
                                                      1999     1998     1997
                                    (unaudited)     -------- -------- --------
Income Statement Data:
  Revenues......................      $92,512       $330,008 $271,655 $216,158
  Income before income taxes....       23,720         67,644   11,657   14,026
  Net income....................       14,232         40,205    3,185    8,733
  Net income per common share:
    Basic.......................         0.40           1.14     0.10     0.28
    Diluted.....................         0.39           1.09     0.09     0.26
Balance Sheet Data (at period
 end):
  Current assets................      138,308        143,760   75,084   63,795
  Total assets..................      298,486        302,183  187,311  173,773
  Current liabilities...........       41,874         44,406   33,232   27,187
  Total shareholders' equity....      255,444        256,536  151,186  131,373

   Except as otherwise set forth herein, the information concerning MedQuist contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Royal Philips and the Dealer Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Royal Philips and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by MedQuist to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Royal Philips or the Dealer Manager.

   Other Financial Information. During the course of the discussions and information exchange between Royal Philips and MedQuist that led to the execution of the Tender Offer Agreement, MedQuist provided Royal Philips and its financial advisors with certain information and projections about MedQuist and its historical and projected future financial performance which is not publicly available. The information provided included the following:

                                                   Year Ended December 31,
                                              ----------------------------------
                                              2000P  2001P  2002P  2003P  2004P
                                              ------ ------ ------ ------ ------
                                                (in millions, except per share
                                                            data)
Revenues..................................... $397.7 $477.3 $572.8 $686.8 $848.8
EBIT.........................................   85.9  105.5  127.8  154.7  187.1
Net Income...................................   52.6   64.9   79.8   98.0  120.0
EPS.......................................... $ 1.41 $ 1.70 $ 2.03 $ 2.43 $ 2.91

   The information set forth above is based on various assumptions, including, among other things: (i) total revenue growth (including base business and acquisitions) of approximately 20% annually; (ii) EBITDA margins of 27.3% in 2000 and 27.7% in 2001 and thereafter; and (iii) a tax rate of approximately 40%.

   MedQuist has advised Royal Philips that it does not as a matter of course disclose projections as to future revenues, earnings or other income statement data and the projections were not prepared with a view to public disclosure. In addition, the projections were not prepared in accordance with generally accepted accounting principles, or with a view to compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of the data than is shown above. The projections have not been examined, reviewed or compiled by MedQuist's independent auditors, and accordingly they have not expressed an opinion or any other assurance on it. The forecasted information is included herein solely because such information was furnished to Royal Philips and its financial advisors prior to the Offer. Accordingly, neither Royal Philips nor any other person is making any representation with respect to, or assuming any responsibility for, the accuracy or reliability of such projections. In addition, because the estimates and assumptions underlying the projections are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of MedQuist and Royal Philips, there can be no assurance that results set forth in the above projections will be realized and it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those set forth above.

   Available Information. MedQuist is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning MedQuist's directors and officers, their remuneration, stock options granted to them, the principal holders of MedQuist's securities, any material interests of such persons in transactions with MedQuist and other matters is required to be disclosed in proxy statements distributed to MedQuist's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and can be obtained electronically on the SEC's Website at http://www.sec.gov.

9. Certain Information Concerning Royal Philips.

   Royal Philips is a company organized under the laws of the Netherlands, with its principal executive offices at Rembrandt Tower, Amstelplein 1, 1096 HA Amsterdam, the Netherlands. The telephone number of Royal Philips at such location is 31-20-597-7777.

   Royal Philips has manufacturing and sales organizations in over 60 countries. Royal Philips delivers products, systems and services in the fields of lighting, consumer electronics and communications, domestic appliances and personal care, components, semiconductors, medical systems and information technology.

   Financial Information of Royal Philips. Royal Philips is subject to the informational reporting requirements of the Exchange Act.

   Other Information Regarding Royal Philips. The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of the directors and executive officers of Royal Philips are set forth in Schedule A to this Offer to Purchase.

   Neither Royal Philips, nor, to the best of its knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of Royal Philips beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days except as set forth in Sections 10 and 11. Royal Philips has not purchased any Shares during the past two years.

   Except as set forth in Section 10 and Section 11, there have been no negotiations, transactions or material contacts between Royal Philips, or, to the best of its knowledge, any of the persons listed in Schedule A hereto, on the one hand, and MedQuist or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Section 10, neither Royal Philips, nor, to the best of its knowledge, any of the persons listed in Schedule A hereto, has had any transaction with MedQuist or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. Background of the Offer; Contacts with MedQuist.

   Background of the Tender Offer. It is Royal Philips' announced strategy to expand its activities in healthcare services and MedQuist is the leading provider in the United States of medical transcription services. Royal Philips' investment in MedQuist through the purchase of Shares pursuant to the terms of the Offer and the Shareholder Agreements furthers Royal Philips' announced strategy and is also an opportunity to create significant growth and leverage Royal Philips' speech technology capabilities. In addition, Royal Philips' information technology activities conducted through its affiliate, Origin B.V., present opportunities for Royal Philips to assist MedQuist in expanding its Application Service Provider capabilities.

   On March 27, 2000, John A. Donohoe, Jr., MedQuist's President and Chief Operating Officer, participated in a telephone conference with Tom Stolk, General Manager--Speech Application of Philips Speech Processing GmbH ("Philips Speech Processing"). Mr. Stolk informed Mr. Donohoe that Philips Speech Processing was willing to recommend to the management board of Royal Philips that Royal Philips make an investment in MedQuist as part of an overall strategic relationship between the two companies. As a result of that telephone conference, on April 3, 2000, Mr. David A. Cohen, MedQuist's Chairman and Chief Executive Officer, Mr. Donohoe, John R. Emery, MedQuist's Chief Financial Officer, and John M. Suender, MedQuist's General Counsel, met with Cesar Vohringer, President and Chief Executive Officer of Philips Speech Processing, Mr. Stolk, David Ames, Vice President of Philips Speech Processing (USA), and Peter Foster, Executive Vice President of Philips Speech Processing (USA), at MedQuist's headquarters in Marlton, New Jersey. At that meeting, Mr. Vohringer reconfirmed that Philips Speech Processing was willing to recommend to the management board of Royal Philips that Royal Philips make an investment in MedQuist, although one involving a purchase of less than a majority of the outstanding Shares.

   On April 11, 2000, Messrs. Cohen, Donohoe, Emery and Suender of MedQuist met in Dallas, Texas, with Messrs. Vohringer, Stolk, Ames and Stephen Havering, Vice President Corporate Mergers and Acquisitions, of Royal Philips during the Health Information Management Systems Society conference. Also present were representatives of UBS Warburg, and representatives of Mercer Management Consulting, an independent consultant to Royal Philips. At this meeting, Royal Philips made a proposal to purchase newly issued shares of common stock of MedQuist equivalent to a post-issue 20% interest in MedQuist, at a per Share price approximately equal to the then-prevailing market price. Representatives of MedQuist expressed concern that MedQuist did not have an immediate need for that amount of capital and, accordingly, any purchase would need to be of outstanding Shares. There was also disagreement on the price proposed to be paid by Royal Philips. Representatives of Royal Philips stated that they would make a presentation to the management board of Royal Philips in the next week, and that they would arrange a meeting with MedQuist at the end of the following week to follow up.

   On April 17, 2000, MedQuist and Royal Philips entered into a confidentiality agreement and standstill agreement. On April 19, 2000, Royal Philips retained Goldman, Sachs & Co. to serve as its exclusive financial advisor with respect to a potential transaction with MedQuist. Thereafter, on April 20, 2000, Messrs. Cohen, Donohoe, Emery and Suender of MedQuist met with Messrs. Vohringer, Stolk, Ames, and Havering of Royal Philips at Royal Philips' offices in New York City. Also present were representatives of UBS Warburg, and representatives of Mercer Management Consulting and Goldman, Sachs & Co. At this meeting, Royal Philips presented a new proposal to acquire a minority stake in MedQuist's capital stock in exchange for cash and to enter into certain other arrangements between the parties that were then undefined. At the conclusion of the meeting, Mr. Cohen stated that he believed that MedQuist's board of directors would probably not support a transaction that did not involve Royal Philips' acquisition of at least a majority of the capital stock of MedQuist. He again expressed MedQuist's view that any purchase should be of Shares held directly by MedQuist's shareholders since MedQuist did not have any immediate need for that much capital and the board of directors believed that MedQuist's existing shareholders should benefit directly from any transaction through a purchase of their Shares. Representatives of Royal Philips indicated that Royal Philips was unlikely to seek to acquire the entire company, but that they would present a proposal to acquire a majority of the outstanding Shares to Royal Philips' management board. Representatives of Royal Philips expressed the belief that it was important for MedQuist to remain publicly traded for several reasons, including to permit management to continue to own equity in a publicly-traded entity.

   On May 1, 2000, management of Royal Philips made a presentation to its management board in the Netherlands regarding a proposed transaction with MedQuist.

   On May 4, 2000, a meeting took place at Royal Philips' offices in New York City. Present for MedQuist were Messrs. Cohen, Donohoe, Emery, Suender, and Ronald A. Scarpone, MedQuist's Senior Vice President of New Business Development, and present for Royal Philips were Messrs. Cor Boonstra, President of Royal Philips, Jan Hommen, Executive Vice President and Chief Financial Officer of Royal Philips, Adri Baan, Executive Vice President of Royal Philips, Ivo Lurvink, Executive Vice President of Philips International B.V., Vohringer and Havering. Royal Philips expressed a willingness to purchase a majority, but less than all, of the outstanding Shares and requested that all parties focus on preparing a business plan to be presented to the Royal Philips' management board for consideration. On May 5, 2000, Messrs. Donohoe, Emery and Suender met with representatives of Royal Philips in New York City to develop a business plan.

   On May 9, 2000, Mr. Cohen had a discussion with Mr. Hommen of Royal Philips. In the course of that conversation, Mr. Hommen stated that Royal Philips was prepared to make an offer to purchase 60% of the fully diluted Shares for $50.00 per Share, subject to completion of Royal Philips' due diligence. Mr. Cohen stated that he would present the offer to the board of directors.

   After MedQuist's board of directors met and considered the Royal Philips offer on May 10, 2000, Mr. Cohen called Mr. Hommen and stated that the board of directors was interested in the proposed transaction but that a price of $50.00 per Share, although a substantial increase from earlier discussions, was not acceptable.

   On May 11, 2000, Messrs. Hommen and Lurvink called Mr. Cohen and stated that Royal Philips was prepared to raise its offer to $51.00 per Share and immediately commence due diligence.

   On May 13, 2000, attorneys from Sullivan & Cromwell, legal counsel to Royal Philips, and from Pepper Hamilton, LLP, legal counsel to MedQuist ("Pepper Hamilton"), visited MedQuist's offices in Marlton, New Jersey to review documents and records for due diligence purposes. On May 14, 2000, a meeting was held at the offices of UBS Warburg in New York City to continue due diligence. The meeting included representatives of MedQuist and UBS Warburg, as well as representatives of Royal Philips, Goldman, Sachs & Co. and Mercer Management Consulting. Also on May 14, 2000, representatives of Royal Philips met with MedQuist's auditors to conduct due diligence. Due diligence continued from May 14, 2000 through May 21, 2000.

   From May 14, 2000 through May 16, 2000, representatives of MedQuist, including its legal counsel and financial advisors met with representatives of Royal Philips, including its legal counsel and financial advisors, in New York City in order to negotiate the terms of the Tender Offer Agreement and the other agreements described herein.

   On May 21, 2000, MedQuist's board of directors met to discuss the proposed transaction and, at the conclusion of the meeting the board of directors unanimously (i) determined that the terms of the Offer were fair to, and in the best interests of, the shareholders of MedQuist and declared that the Offer was advisable, (ii) approved the Tender Offer Agreement and the other agreements described herein, and the transactions contemplated thereby, and (iii) recommended that the shareholders of MedQuist accept the Offer and tender their Shares pursuant to the Offer.

   On May 21, 2000, a conference call was held between representatives of MedQuist and Royal Philips in which certain non-economic and technical details of the Tender Offer Agreement and the other agreements were discussed.

   On May 22, 2000, the supervisory board of Royal Philips approved the transaction and informed MedQuist of such approval. Thereafter, counsel for the two parties and representatives of MedQuist and Royal Philips finalized the Tender Offer Agreement and the other agreements described herein, all of which were executed by the applicable parties on May 22, 2000, after which the transaction was publicly announced.

11. Purpose of the Offer; Plans for MedQuist; The Tender Offer Agreement; The Shareholder Agreements; The Licensing Agreement; The Governance Agreement; The Employment Agreements.

   Purpose. The purpose of the Offer is to acquire for cash 22,250,327 Shares, which constitutes approximately 57% of the fully diluted Shares. In addition, if Royal Philips accepts for payment and pays for Shares pursuant to the terms and conditions of the Offer, Royal Philips will, after the Offer expires, purchase an additional 1,149,759 Shares from seven members of MedQuist's senior management pursuant to the Shareholder Agreements, as described below. After completion of the purchase of Shares pursuant to the Offer and pursuant to the terms of the Shareholder Agreements, Royal Philips will own approximately 60% of the fully diluted Shares, and MedQuist will be a direct majority-owned subsidiary of Royal Philips.

   Plans for MedQuist. As of the date of this Offer to Purchase, and except as otherwise described in Section 10 or this Section 11, Royal Philips does not have any plans or proposals with respect to MedQuist that relate to or would result in:

  a. Any extraordinary transaction, such as a merger, reorganization or liquidation, involving MedQuist or any of its subsidiaries;

  b. Any purchase, sale or transfer of a material amount of assets of MedQuist or any of its subsidiaries;

  c. Any material change in the present dividend rate or policy, or indebtedness or capitalization of MedQuist;

  d. Any change in the present board of directors or management of MedQuist, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer;

  e. Any other material change in MedQuist's corporate structure or business;

  f. Any class of equity securities of MedQuist to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association; or

  g. Any class of equity securities of MedQuist becoming eligible for termination of registration under Section 12(g) (4) of the Exchange Act.

   Royal Philips expects to evaluate and review MedQuist and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the relationship of the operations of MedQuist with those of other business units of Royal Philips and its affiliates. Accordingly, Royal Philips reserves the right to change its plans and intentions at any time, as it deems appropriate, and, subject to the terms and conditions of the Governance Agreement, such changes could include, among other things, restructuring MedQuist through changes in MedQuist's business, corporate structure, certificate of incorporation, by-laws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations. In particular, although Royal Philips has no present intention to acquire any Shares other than the 22,250,327 Shares to be acquired pursuant to the Offer and the 1,149,759 Shares to be acquired pursuant to the Shareholder Agreements, and has no present intention to dispose of any of such Shares once acquired, Royal Philips may, subject to the terms of the Governance Agreement, acquire additional Shares or may dispose of Shares on the Nasdaq Stock Market, in privately negotiated transactions or otherwise. Any such transactions may be effected at any time and from time to time, and may be made upon such terms and at such prices as Royal Philips shall determine, which may be more or less than the price paid in the Offer.

   As described more fully below, in connection with entering into the Tender Offer Agreement, Philips Speech Processing entered into the License Agreement with MedQuist. The License Agreement grants MedQuist a non-assignable, non-exclusive license to use Philips Speech Processing speech recognition and processing software, including software used for the improvement of electronic medical terminology databases, which are known as "contexts", for use in automatic speech-to-text transformation. MedQuist will also have a non-assignable, non-exclusive license in the contexts. Although the license granted under the License Agreement is non-exclusive, Philips Speech Processing has agreed that it will not license the software or the contexts to any competitor of MedQuist providing outsourced medical transcription services in the United States. A more complete description of the material terms of the License Agreement is set forth below under "The License Agreement".

   MedQuist plans to aggressively roll out Philips Speech Processing speech and other technology after the completion of the Offer to begin a transition to a digital transcription platform, using regional data centers. Royal Philips and MedQuist expect that this will result in significant productivity improvements in the conversion of dictated medical records into written text, and will generate growth opportunities and additional revenue. Royal Philips and MedQuist also believe this will allow MedQuist to enter important new markets, including Europe, where Philips Medical Systems and Philips Speech Processing have strong existing hospital relationships. The two companies also plan to expand MedQuist's current range of outsourced transcription services to include in-house speech recognition software sales and Application Service Provider models.

   Assuming the Tender Offer Condition has been satisfied and Royal Philips purchases Shares validly tendered and not withdrawn pursuant to the terms and conditions of the Offer, Royal Philips intends, subject to Rule 14f-1 of the Exchange Act, to promptly exercise its rights under the Governance Agreement to obtain majority representation on, and control of, MedQuist's board of directors. Under the Governance Agreement, MedQuist has agreed that it will take any and all action necessary so that promptly following Royal Philips' purchase of Shares pursuant to the terms and conditions of the Offer, the board of directors will consist of eleven directors, six of which will be designated by Royal Philips. Royal Philips presently intends to select those designees included in Schedule I to MedQuist's Solicitation/Recommendation Statement on
Schedule 14D-9.

   General Information about the Agreements. The following is a summary of certain provisions of each of the Tender Offer Agreement, the Shareholder Agreements (as defined below), the Licensing Agreement, dated as of May 22, 2000, between Philips Speech Processing and MedQuist (the "License Agreement"), the Governance Agreement, dated as of May 22, 2000, between Royal Philips and MedQuist (the "Governance Agreement") and the Employment Agreements (as defined below). This summary of each of such agreements is not a complete description of the terms and conditions of such agreements and is qualified in its entirety by reference to the full text of each of the Tender Offer Agreement, the Shareholder Agreements, the License Agreement, the Governance Agreement and the Employment Agreements, as applicable, which are filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO filed by Royal Philips (the "Schedule TO") and each are hereby incorporated herein by reference. Capitalized terms not otherwise defined below have the respective meanings set forth in the Tender Offer Agreement, the Shareholder Agreements, the License Agreement, the Governance Agreement and the Employment Agreements, as applicable. Each of the Tender Offer Agreement, the Shareholder Agreements, the License Agreement, the Governance Agreement and the Employment Agreements may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

 The Tender Offer Agreement.

   The Offer. The Tender Offer Agreement provides that Royal Philips will commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, promptly after expiration of the Offer, Royal Philips will accept for payment, and pay for, 22,250,327 Shares validly tendered and not withdrawn pursuant to the Offer that Royal Philips is permitted to accept and pay for under applicable law. If more than 22,250,327 Shares are validly tendered and not withdrawn, Royal Philips will accept for purchase an amount of the tendered Shares equal to 22,250,327 Shares, on a pro rata basis from each shareholder who has validly tendered Shares pursuant to the Offer, promptly after the Expiration Date. The Tender Offer Agreement provides that Royal Philips has the right, in its sole discretion, to modify and make certain changes to the terms and conditions of the Offer as described above in Section 1.

   Termination of the Tender Offer Agreement. The Tender Offer Agreement may be terminated at any time before Royal Philips has purchased Shares pursuant to the Offer:

     (1) by mutual written consent duly authorized by the boards of directors of Royal Philips and MedQuist;

     (2) by the board of directors of either Royal Philips or MedQuist if:

      . such termination of the Offer is not in violation of the terms of the Offer or the Tender Offer Agreement; or

     (3) by MedQuist if:

      . Royal Philips has failed to comply in any material respect with any of its covenants or agreements contained in the Tender Offer, and which failure has not been cured prior to the earlier of:

             . five (5) business days following the giving of written notice to Royal Philips; or

             . the business day prior to the date on which the Offer is scheduled to expire; or

      . the board of directors of MedQuist receives or there is publicly announced a bona fide written "Acquisition Proposal" (as defined below under "Acquisition Proposals"), that was unsolicited and did not otherwise result from a breach of the Tender Offer Agreement, and the board of directors of MedQuist determines in good faith:

             . after consultation with an investment banking firm of national standing, that such Acquisition Proposal is a Superior Proposal (as defined below under "Acquisition Proposals"); and

             . after consultation with outside counsel, that approval, acceptance or recommendation of such Acquisition Proposal or tender or exchange offer is necessary in order for its directors to comply with their respective fiduciary duties, and MedQuist substantially concurrently with such termination enters into a definitive agreement containing the terms of the Superior Proposal. Notwithstanding the above, MedQuist may not terminate the Tender Offer Agreement pursuant to this provision, unless MedQuist complies with:

                 . all the provisions of the Tender Offer Agreement, including the applicable notification provisions; and

                 . all applicable requirements of the Tender Offer Agreement, including the payment of the termination fee prior to or concurrently with such termination.

                    In addition, MedQuist may not exercise its right to
                 terminate this Agreement pursuant to this provision until after three days following Royal Philips' receipt of written notice from MedQuist advising Royal Philips that MedQuist's board of directors has received a Superior Proposal (or that a tender or exchange offer with respect to the Shares has been commenced) and that such board of directors will, subject to any action taken by Royal Philips, cause MedQuist to accept such proposal (or recommend such tender or exchange offer), and specifying the material terms and conditions of the proposal and identifying the person making such proposal (it being understood and agreed that any amendment to the price or any other material term of the proposal requires an additional notice and a new three-day period).

     (4) by the board of directors of Royal Philips if:

      . MedQuist fails to comply in any material respect with any of its covenants or agreements contained in the Tender Offer Agreement, and which failure is not cured prior to the earlier of:

             . five (5) business days following the giving of written notice to MedQuist of such failure; or

             . the business day prior to the date on which the Offer is then scheduled to expire; or

      . the board of directors of MedQuist amends or modifies in a manner adverse to Royal Philips its approval or recommendation of the Offer, withdraws such recommendation or approves or recommends any other Acquisition Proposal, or resolves to do any of the foregoing; or

      . if MedQuist or any of the other affiliated or related persons or entities described in the Tender Offer Agreement takes any actions that would be proscribed by Section 3.2 of the Tender Offer Agreement (and which are described below under "Acquisition Proposals") but for the exception therein allowing certain actions to be taken by MedQuist's board of directors after consultation with outside counsel if necessary to comply with its fiduciary obligations under applicable law.

   Effect of Termination. If the Tender Offer Agreement is terminated, neither Royal Philips nor MedQuist (nor any of their respective directors or officers) will have any liability or further obligation to the other party, except that each will remain liable for any breach of the Tender Offer Agreement. In addition, the Tender Offer Agreement's provisions regarding confidentiality, public statements regarding the transactions contemplated by the agreement and fees and expenses will survive termination.

   Fees and Expenses. Each of MedQuist and Royal Philips will pay their respective expenses in connection with the Tender Offer Agreement, except that the parties have agreed that MedQuist will be required to pay Royal Philips a termination payment of $44,750,000 if:

  .  the Offer has remained open for at least 20 business days;

  .  the Tender Offer Condition has not been satisfied;

  .  the Offer is terminated without the purchase of any Shares thereunder;

  . at the time the Offer is terminated, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Royal Philips or any of its subsidiaries or affiliates has publicly announced an intention (whether or not conditional) to make a proposal or offer relating to an Acquisition Proposal; and

  . within fifteen (15) months after the date of such termination, MedQuist consummates or enters into an agreement with respect to any Acquisition Proposal; in addition, if MedQuist recommends acceptance by the shareholders of a third-party tender offer or exchange offer, such recommendation will be treated as though an agreement had been entered into.

   In addition, MedQuist will also be required to pay Royal Philips a termination fee if:

  . MedQuist fails to comply in any material respect with any of its obligations or agreements in the Tender Offer Agreement, which failure is not cured after Royal Philips informs MedQuist of such failure;

  . MedQuist's board of directors amends or modifies in a manner adverse to Royal Philips its approval or recommendation of the Offer, withdraws such recommendation or approves or recommends any other Acquisition Proposal, or resolves to do any of the foregoing; or

  . MedQuist terminates the Tender Offer Agreement in order to accept and enter into an agreement relating to a Superior Proposal.

   If MedQuist is obligated to pay Royal Philips a termination fee as described above, MedQuist will also reimburse Royal Philips' actual out-of-pocket costs and expenses incurred in connection with the Tender Offer Agreement and the transactions contemplated thereby up to a maximum of two million five hundred thousand dollars ($2,500,000). The parties have agreed that if Goldman, Sachs & Co. or any of its affiliates is entitled to receive a portion of the termination payment pursuant to the terms of its engagement with Royal Philips, such payment will not be deemed part of Royal Philips' costs and expenses.

   Acquisition Proposals. Neither MedQuist nor any of its subsidiaries nor any of the respective officers and directors of MedQuist or its subsidiaries will, and it will direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by MedQuist or any of its subsidiaries) not to:

  . initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of MedQuist) with respect to a merger, consolidation, share exchange or similar transaction involving, or any purchase of all or 15% or more of the assets or the equity securities of, MedQuist or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"); or

  . engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

   Notwithstanding the foregoing restriction, MedQuist or its board of directors has the right to:

  (1) comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal;

  (2) provide information in response to a request by a person who has made an unsolicited bona fide written Acquisition Proposal, but only if the board of directors obtains from that person an executed confidentiality agreement containing material terms no more favorable to that person than those contained in the Confidentiality Agreement executed by MedQuist and Royal Philips;

  (3) engage in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; or

  (4) recommend such an Acquisition Proposal to the shareholders of MedQuist.

     MedQuist's ability to engage in any of the actions set forth in clauses
  (2), (3) or (4) above is limited, however, in that in order to engage in such actions the board of directors of MedQuist must first determine in good faith:

    . after consultation with outside counsel, that such action is necessary in order to comply with their respective fiduciary duties under applicable law;

    . that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account appropriate legal, financial and regulatory aspects of the proposal and the person making the proposal; and

    . after consultation with an investment banking firm of national standing, that such Acquisition Proposal is reasonably likely, if consummated, to result in a transaction more favorable to MedQuist's shareholders from a financial point of view than the transaction contemplated by the Tender Offer Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal").

   MedQuist is required to notify Royal Philips immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with MedQuist or any of its representatives. MedQuist is also required to further identify the offeror and furnish to Royal Philips a copy of any such inquiry or proposal, if it is in writing, or to inform Royal Philips of the material terms of any such inquiry or proposal, if it is oral, and to promptly advise Royal Philips of any material development relating to such inquiry or proposal. MedQuist is also required to promptly request each person that has executed a confidentiality agreement in connection with its consideration of acquiring MedQuist to return all confidential information furnished to such person by or on behalf of MedQuist.

   Covenants. The Tender Offer Agreement also contains certain other restrictions as to the conduct of business by MedQuist pending the Offer, including covenants restricting MedQuist's ability to take, among other things, actions that would change or affect the capital structure of MedQuist and limit MedQuist's ability to make capital expenditures, engage in acquisitions, amend benefit plans and settle claims.

   Representations and Warranties. The Tender Offer Agreement contains representations and warranties by each of MedQuist and Royal Philips that are customary for a transaction of this kind. Certain of MedQuist's representations and warranties are qualified by "Company Material Adverse Effect," which is defined in the Tender Offer Agreement as a material adverse effect on the condition (financial or otherwise), business or results of operations of MedQuist and its subsidiaries taken as a whole, other than any effect arising out of (i) general economic conditions or (ii) economic conditions generally affecting the medical services industry.

   Amendment of the Tender Offer Agreement. Subject to the applicable provisions of the New Jersey Business Corporation Act, at any time prior to the purchase of the Shares pursuant to the Offer, MedQuist and Royal Philips may modify or amend the Tender Offer Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties. After the date on which Royal Philips' designees become members of the board of directors of MedQuist, the Tender Offer Agreement may not be amended in any manner materially adverse to MedQuist or any third-party beneficiary as provided in the Tender Offer Agreement without the written consent of the members of the Supervisory Committee (as defined in the Governance Agreement).

   Indemnification of Officers and Directors. From and after the date on which Shares are purchased pursuant to the Offer, Royal Philips has agreed that it will cause MedQuist to indemnify and hold harmless each present and former director and officer of MedQuist, determined as of such date (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys'
fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the date on which Shares are purchased pursuant to the Offer, whether asserted or claimed prior to, at or after such date, to the fullest extent that MedQuist would have been permitted under New Jersey law and its Certificate of Incorporation or By-Laws in effect on the date of the Tender Offer Agreement to indemnify such person. Royal Philips will also advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

   Any Indemnified Party wishing to claim indemnification under the provisions of the Tender Offer Agreement, upon learning of any such claim, action, suit, proceeding or investigation, must promptly notify MedQuist thereof, but the failure to so notify will not relieve MedQuist of any liability it may have to such Indemnified Party except to the extent such failure prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the date on which Shares are purchased pursuant to the Offer), MedQuist has the right to assume and control the defense thereof and MedQuist will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if MedQuist elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between MedQuist and the Indemnified Parties, the Indemnified

Parties may retain counsel (which counsel will be reasonably satisfactory to MedQuist), and MedQuist will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. This right to have MedQuist pay for counsel chosen by the Indemnified Party is limited in that MedQuist is obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction. In addition, MedQuist is not liable for any settlement effected without its prior written consent, the Indemnified Parties are required to cooperate in the defense of any matter and MedQuist does not have any obligation to any Indemnified Party when and if a court of competent jurisdiction ultimately determines, and such determination has become final, that the indemnification of such Indemnified Party in the manner contemplated by the Tender Offer Agreement is prohibited by applicable law.

   Royal Philips has further agreed that after Royal Philips' purchase of Shares pursuant to the Offer, it will cause MedQuist to maintain MedQuist's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the purchase of Shares pursuant to the Offer so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date of the Tender Offer Agreement (the "Current Premium"); provided, however, that (x) Royal Philips may substitute therefor policies (which may be "tail" policies) containing terms with respect to coverage and amount no less favorable in any material respect to such directors and officers, and (y) if the existing D&O Insurance expires, is terminated or canceled during such six-year period, Royal Philips will use its commercially reasonable best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

   Treatment of Employee Benefits. Royal Philips has agreed that, during the period commencing on the date Shares are purchased pursuant to the Offer and ending on the first anniversary thereof, the employees of MedQuist will continue to be provided with employee benefit plans which in the aggregate are substantially comparable to those currently provided by MedQuist to such employees, provided that employees covered by collective bargaining agreements need not be provided such benefits. Without limiting the generality of the foregoing, Royal Philips has agreed to cause MedQuist to honor without modification all employee (or former employee) benefit obligations, including severance obligations, accrued as of the time Royal Philips purchases Shares pursuant to the term of the Offer.

   Appraisal Rights. Holders of the Shares do not have appraisal rights as a result of the Offer pursuant to Section 14A:11-1 of the New Jersey Business Corporation Act.

 The Shareholder Agreements.

   On May 22, 2000, Royal Philips also entered into agreements with each of David A. Cohen, John A. Donohoe, Jr., John R. Emery, John M. Suender, Ronald A. Scarpone, Ethan Cohen and John W. Quaintance. These agreements are individually referred to herein as a "Shareholder Agreement" and collectively referred to herein as the "Shareholder Agreements." Each Shareholder Agreement provides that if Royal Philips purchases Shares pursuant to the Offer, then promptly after the Offer expires, Royal Philips will purchase from the shareholder a party thereto the number of Shares set forth opposite that individual's name in the following table, at a price per Share equal to the price per Share paid by Royal Philips in the Offer:

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   David A. Cohen.....................................................   779,530
   John A. Donohoe, Jr................................................   124,224
   John R. Emery......................................................    46,057
   John M. Suender....................................................    56,289
   Ronald A. Scarpone.................................................    74,570
   Ethan Cohen........................................................    39,489
   John W. Quaintance.................................................    29,600
                                                                       ---------
     Total............................................................ 1,149,759
                                                                       =========

   In the aggregate, the 1,149,759 Shares to be purchased by Royal Philips under the Shareholder Agreements represent approximately 3% of MedQuist's outstanding fully diluted Shares and approximately 37% of those individuals' combined holdings.

   Each Shareholder Agreement also provides that until May 22, 2002, the shareholder a party thereto will not sell or dispose of (i) any Shares, or any options or warrants to purchase any Shares, or any securities convertible into, exchangeable for or that represent the right to receive Shares, owned on the date of the Shareholder Agreement, (ii) any Shares issued upon the exercise of options or warrants to purchase any Shares referred to in the preceding clause
(i), (iii) any options to purchase any Shares issued in accordance with the option grant contemplated by such individual's employment agreement with MedQuist, dated as of May 22, 2000, or (iv) any Shares issued upon the exercise of the options to purchase Shares referred to in the preceding clause (iii), in each case, owned directly by the shareholder a party thereto or with respect to which the shareholder has beneficial ownership within the rules and regulations of the SEC.

   Each shareholder who is a party to a Shareholder Agreement has also agreed that at any shareholder meeting, or in any written consent in lieu thereof, such shareholder will vote his Shares against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Offer, including, but not limited to:

  . any acquisition agreement or other similar agreement related to an Acquisition Proposal;

  . any change in MedQuist's management or MedQuist's board of directors, except as otherwise agreed to in writing by Royal Philips; or

  .  any other material change in MedQuist's corporate structure or business.

   The Shareholder Agreements will terminate concurrent with the earlier of:
(a) the termination of the Tender Offer Agreement and (b) the occurrence of any of the conditions that result in a revocation of the waiver given by such shareholder in his employment agreement with MedQuist with respect to certain options held by such shareholder that would otherwise vest upon Royal Philips' purchase of Shares pursuant to the Offer.

 The License Agreement.

   Effective Time of the License Agreement. The License Agreement will become effective at the time Royal Philips purchases Shares pursuant to the terms and conditions of the Tender Offer Agreement (the "License Agreement Effective Time").

   Termination of the License Agreement. Subject to the parties' right to terminate as provided in the License Agreement, the License Agreement will have an initial term of five (5) years from the License Agreement Effective Time and will thereafter continue for subsequent five (5) year terms. The License Agreement may be terminated at any time by one party if the other materially breaches its obligations under the License Agreement (which, in the case of MedQuist, includes non-payment of monies owed to Philips Speech Processing under the License Agreement) or becomes subject to bankruptcy proceedings. The License Agreement may also be terminated at the election of either party, but only at the end of the initial five year term and during or at the end of any subsequent term, in either case with two (2) years written notice.

   Subject of the License Agreement. The License Agreement provides that MedQuist will license from Philips Speech Processing speech recognition and processing software (the "Licensed Product"). The Licensed Product includes software for the improvement of the electronic medical terminology databases for use in automated speech-to-text transformation (the "Contexts"). New Contexts will be developed in part by using MedQuist's speech data and will be optimized for a specific user or group of medical specialists, such as gynecologists or radiologists. These Contexts, as they are developed, will also be subject to the License Agreement. The License Agreement also provides that Philips Speech Processing will provide support to MedQuist in the areas of integration, customization, training and ongoing support.

   Scope of the License Agreement. The License Agreement provides that Philips Speech Processing will grant MedQuist a non-assignable, non-exclusive license to use the Licensed Product and the Contexts, as they are developed, in connection with its transcription business. Philips Speech Processing has agreed not to license the Licensed Product or the Contexts to any competitor of MedQuist providing outsourced medical transcription services in the United States; and MedQuist has agreed not to use or license a product that competes with the Licensed Product. MedQuist will not have any ownership in the Licensed Product or the Contexts, or in any derivative works or related documentation. Philips Speech Processing will have access to MedQuist's medical documents and user sound data in order to improve existing Contexts and generate new Contexts. Philips Speech Processing will have the right to license these Contexts to other licensees (other than any competitor of MedQuist providing outsourced medical transcription services in the United States), subject to MedQuist's right to receive them first. MedQuist will receive a royalty of 3.5% of the license fees paid by other licencees to Philips Speech Processing in connection with Contexts developed on the basis of access to MedQuist's speech data.

   License Fee. MedQuist will pay Philips Speech Processing an initial fee of $2,250,000 and an ongoing license fee based on the number of lines of text actually transcribed using the Licensed Product. The license fee will be calculated, and be subject to a minimum license fee (through 2004), as follows. The parties have assumed that 4% of "payroll lines" will be converted using the Licensed Product in 2001, 13% in 2002, 25% in 2003 and 45% in 2004 (the "Projected Use Rate"). The term "payroll line" means the lines that MedQuist uses as a basis to pay its transcriptionists. The parties have also agreed that the per payroll line charge will be $0.012 for each line up to 500 million payroll lines and $0.010 for each line over 500 million lines. For each year from 2001 to 2004 inclusive, the guaranteed license fee will be equal to a fraction (which shall be 3/4 for each of 2001 and 2002, 1/2 for 2003 and 1/4 for 2004) of the Projected Use Rate multiplied by the total number of payroll lines actually transcribed by MedQuist during that year (whether using the Licensed Product or not), multiplied by the per line charge. MedQuist has also agreed to pay for certain support services provided by Philips Speech Processing.

 The Governance Agreement.

   Effective Time of the Governance Agreement. The Governance Agreement will become effective at the time Royal Philips purchases Shares pursuant to the terms and conditions of the Tender Offer Agreement (the "Governance Agreement Effective Time").

   Termination of the Governance Agreement. The Governance Agreement will terminate on the first date that Royal Philips is no longer the beneficial owner of five (5) percent of MedQuist's Voting Stock, although Royal Philips and MedQuist may terminate the agreement earlier by mutual written consent and except that the provisions of the agreement relating to the establishment of committees of MedQuist's board of directors will terminate on the first date that Royal Philips is the beneficial owner of less than a majority of the outstanding Voting Stock. As used in the Governance Agreement, the term "Voting Stock" means shares of the capital stock of MedQuist having the right to vote generally in any election of directors of MedQuist.

   Purchases of Shares by Royal Philips After the Offer. The Governance Agreement provides that until the third anniversary of the Governance Agreement Effective Time, Royal Philips will not, directly or indirectly, purchase or otherwise acquire, or propose or offer to purchase or acquire, or otherwise become the beneficial owner, individually or as a member of a "group" (as defined for purposes of Section 13d of the Exchange Act), of any Equity Securities, if, immediately after such transaction, Royal Philips and its Affiliates or Associates (each of which terms have the respective meanings ascribed to them under the rules promulgated under the Exchange Act) would, directly or indirectly, beneficially own in excess of 75% of the then outstanding shares of Voting Stock. As used in the Governance Agreement, the term "Equity Security" means Voting Stock, securities of MedQuist convertible into or exchangeable for Voting Stock, and options, rights, warrants and similar securities issued by MedQuist to purchase Voting Stock.

   Notwithstanding the foregoing restriction, after the first anniversary of the Governance Agreement Effective Time and until the third anniversary, Royal Philips or any of its Affiliates or Associates may acquire all, but not less than all, of the Equity Securities of MedQuist which are not then beneficially owned by Royal Philips or one or more of its Affiliates or Associates. However, any transaction or series of related transactions during that time period in which Royal Philips would acquire all of the Equity Securities it does not then own is subject to the receipt of the approval of the Supervisory Committee of MedQuist's board of directors.

   Transfers of Shares by Royal Philips After the Offer. Royal Philips has agreed that until the first anniversary of the Governance Agreement Effective Time, it will not, and will not permit any of its subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of any Equity Securities beneficially owned, directly or indirectly, by Royal Philips or its subsidiaries except to Royal Philips or to any subsidiary of Royal Philips. Notwithstanding the foregoing, the terms of the Governance Agreement permit Royal Philips to sell, transfer or assign Equity Securities, or permit any of its subsidiaries which beneficially own Equity Securities to sell, transfer or assign such Equity Securities, so long as after giving effect to any such sales, transfers or assignments of Equity Securities, Royal Philips and its subsidiaries beneficially own at least 60% of the then outstanding shares of Voting Stock.

   After the first anniversary of the Governance Agreement Effective Time and until the third anniversary of the Governance Agreement Effective Time, Royal Philips may sell or dispose of any Equity Securities to any person, but may not enter into or consummate any transaction (or series of related transactions) involving the sale or transfer of Equity Securities that would result in (i) any person other than Royal Philips or any Affiliate or Associate of Royal Philips beneficially owning in excess of 10% of the outstanding Voting Stock (a "Third Party Purchaser") and (ii) Royal Philips and its Affiliates and Associates beneficially owning less than a majority of the then outstanding Voting Stock, unless:

  . the Third-Party Purchaser contemporaneously offers to acquire, or acquires, on the same terms and conditions as are applicable to Royal Philips, its Affiliates or Associates, 100% of the Voting Stock beneficially owned by persons or entities other than Royal Philips, its Affiliates or Associates; or

  . the Third-Party Purchaser offers to purchase, on the same terms and conditions as are applicable to Royal Philips, its Affiliates or Associates, pursuant to a tender or exchange offer made in accordance with applicable law, including Section 14(d)(1) and Regulation 14D of the Exchange Act, all or a specified percentage of the then outstanding shares of Voting Stock (and Royal Philips has agreed that it and its Affiliates or Associates will not sell to the Third Party Purchaser any shares of Voting Stock other than pursuant to such tender or exchange offer).

   After the third anniversary of the Governance Agreement Effective Time, Royal Philips may sell or dispose of any Equity Securities to any person without limitation.

 MedQuist's Board of Directors.

   The Governance Agreement provides that MedQuist will take any and all action necessary so that promptly following the Governance Agreement Effective Time, the board of directors will consist of eleven directors. These eleven directors will be comprised of the following individuals:

  . one director will be the Chief Executive Officer of MedQuist and one director will be another officer of MedQuist designated by the Chief Executive Officer (together, the "Management Directors");

  . six directors will be designated by Royal Philips (the "Purchaser Directors"); and

  .  three directors will be "Independent Directors" (as defined below).

   After the Governance Agreement Effective Time, the board of directors will have the power to increase or decrease the size of the board in its discretion so long as (x) there are at least two Management Directors and three Independent Directors, and (y) the relative percentage of Management Directors, Independent Directors and Purchaser Directors is maintained, in all material respects, as in effect immediately prior to any such increase or decrease. As used in the Governance Agreement, the term "Independent Director" means a director of MedQuist (i) who is not and has never been an officer or employee of MedQuist, any Affiliate or Associate of MedQuist, or an entity that derived 5% or more of its revenues or earnings in its most recent fiscal year from transactions involving MedQuist or any Affiliate or Associate of MedQuist, (ii) who is not and has never been an officer, employee or director of Royal Philips, any Affiliate or Associate of Royal Philips, or an entity that derived more than 5% of its revenues or earnings in its most recent fiscal year from transactions involving Royal Philips or any Affiliate or Associate of Royal Philips and (iii) who was nominated for such position by the Nominating Committee in accordance with the terms of the Governance Agreement. The initial Independent Directors will be John H. Underwood, Richard H. Stowe and A. Fred Ruttenberg.

   In addition, as set forth in the following table, the number of directors Royal Philips is permitted to designate or nominate under the terms of the Governance Agreement is based on its beneficial ownership of Voting Stock:

                                                                     Number of
                                                                   Royal Philips
     Beneficial Ownership of Voting Stock                            Directors
     ------------------------------------                          -------------
     More than 50%................................................        6
     More than 36%................................................        4
     More than 27%................................................        3
     More than 18%................................................        2
     5% or more...................................................        1
     Less than 5%.................................................        0

   If Royal Philips has the right to designate fewer than six directors, the Nominating Committee of MedQuist's board of directors will nominate that number of additional Independent Directors as is necessary to constitute the entire board of directors.

   Royal Philips will have the right to designate any replacement for a Purchaser Director at the termination of such director's term or upon such director's death, resignation, retirement, disqualification, removal from office or other cause, and the Chief Executive Officer of MedQuist will have the right to designate any replacement for a Management Director at the termination of such director's term or upon such director's death, resignation, retirement, disqualification, removal from office or other cause.

 Committees of MedQuist's Board of Directors.

   The Governance Agreement provides that the board of directors will establish the following three committees, with the following responsibilities:

  . a Nominating Committee, responsible, among other things, for the nomination, subject to the terms of the Governance Agreement, of the Independent Directors and consisting solely of two Independent Directors, one Purchaser Director and one Management Director as selected by the board of directors from time to time;

  . a Compensation Committee, responsible, among other things, for the adoption, amendment and administration of all employee benefit plans and arrangements and the compensation of all officers of MedQuist, and consisting of two Independent Directors and two Purchaser Directors as selected by the Nominating Committee and Royal Philips, respectively, from time to time;

  . a Supervisory Committee, consisting of at least three Independent Directors selected by a majority of the Independent Directors, responsible, among other things, for:

    (A) the general oversight, administration, amendment and enforcement, on behalf of MedQuist, of (1) those provisions of the Tender Offer Agreement that survive Royal Philips' purchase of Shares pursuant to the Offer, (2) the Governance Agreement and (3) the License Agreement; and

    (B) the entry into, general oversight, administration, amendment and enforcement, on behalf of MedQuist, of any other agreements or arrangements between MedQuist or any of its subsidiaries, on the one hand, and Royal Philips and any of its subsidiaries on the other hand, which would be required pursuant to Regulation S-K promulgated by the SEC to be disclosed in a registration statement filed under the Securities Act or in a proxy statement or other report filed under the Exchange Act.

   The board of directors may establish such other committees as it may determine in its discretion so long as those other committees do not conflict with, supersede or duplicate the duties or responsibilities of the Nominating Committee, the Compensation Committee or the Supervisory Committee.

 The Employment Agreements.

   In connection with the Tender Offer Agreement, MedQuist entered into new employment agreements with Messrs. Cohen, Donohoe, Emery, Scarpone, Suender, Cohen, and Quaintance (collectively, the "executives"). These employment agreements will become effective at the time Royal Philips pays for the Shares pursuant to the Tender Offer Agreement (the "effective date"), so long as each executive is employed by MedQuist at that time. These new agreements will supercede all prior employment agreements between MedQuist and the executives and will remain in effect until the third anniversary of the effective date, with automatic renewals for one year periods unless either party gives 90 days prior written notice.

   The employment agreements provide that each executive will serve MedQuist in the same position and role in which they served prior to the effective date. Each executive shall receive the same salary as he earned immediately prior to the effective date. In addition, each executive will be eligible for participation in MedQuist's short term targeted bonus plan in an amount equal to up to a specified percentage of base salary. (For Mr. Cohen, such percentage will be 75%, for Mr. Donohoe, 45%, for Messrs. Emery, Scarpone, Suender and Cohen, 30%, and for Quaintance, 25%.) Subject to the completion of the Offer, on or following the effective date, the executives (with the exception of Mr. Cohen) will also be granted options to purchase Shares under MedQuist's Incentive Stock Option Plan for Officers and Key Employees, as follows: Mr. Donohoe will be granted an option to purchase 100,000 Shares at an exercise price of $51.00 and 100,000 Shares at an exercise price of $70.00; Messers. Emery and Suender will each be granted an option to purchase 40,000 Shares at an exercise price of $51.00 and 40,000 Shares at an exercise price of $70.00; and Messrs. Cohen, Scarpone and Quaintance will each be granted an option to purchase 25,000 Shares at an exercise price of $51.00 and 25,000 Shares at an exercise price of $70.00.

   The executives agreed that the consummation of the transactions authorized by the Tender Offer Agreement will not constitute a "change in control" for purposes of all (in the case of Messrs. Cohen, Donohoe, Suender and Scarpone), 68,943 out of 78,000 (in the case of Mr. Emery), 59,234 out of 68,071 (in the case of Mr. Cohen) or 44,400 out of 49,800 (in the case of Mr. Quaintance) outstanding unvested options held as of the effective date (the "deferred vesting options") and agreed to waive all rights to the accelerated vesting of the deferred vesting options which would have occurred upon the consummation of the transactions authorized by the Tender Offer Agreement. Such waiver shall be deemed revoked, and all deferred vesting options shall immediately vest in the event of the executive's death or disability, a termination of the executive by MedQuist without "cause" (as such term is defined in the employment agreement), the executive's receipt of notice from MedQuist of nonrenewal of the agreement, a voluntary resignation by the executive following a required relocation of the executive's principal place of business by more than fifty miles, or a failure by MedQuist to pay the compensation authorized by the agreement, provided that the executive has given MedQuist notice of such breach and MedQuist has not cured such breach within thirty (30) days of receipt of such notice (a "material breach").

   If MedQuist terminates an executive's employment without cause or if such executive voluntarily terminates his employment following a required relocation of his principal place of business by more than fifty (50) miles or following a material breach, the executive will receive (i) accrued but unpaid salary prorated through the date of termination or effective date of resignation ("accrued salary"); (ii) a lump sum cash payment equal to 2 (in the case of Messrs. Cohen and Donohoe) or 1.5 (in the case of the other executives) multiplied by the sum of all cash compensation awarded to such executive in the fiscal year immediately prior to termination, or if such executive's compensation was higher or would be higher on an annualized basis, in the fiscal year in which such termination takes place; (iii) any benefits vested as of the termination date ("vested benefits"); and (iv) unreimbursed expenses incurred prior to the termination date. If the executive terminates due to death or disability or resignation, or if MedQuist terminates the executive's employment for cause, the executive will receive accrued salary, vested benefits, and unreimbursed expenses incurred prior to the termination date.

   Each executive is entitled to receive an additional tax "gross-up" payment which would put him in the financial position after-tax that he would have been in if the excise tax imposed by Code Section 4999 (the "excise tax") did not apply to any benefits or payments received from MedQuist (the "payments"). Notwithstanding the foregoing, if it is determined that the payments would not be subject to the excise tax if they were reduced by less than ten percent, then the payments will be reduced to the maximum amount that could be paid to the executive without giving rise to the excise tax. In addition, the gross-up payment shall not apply to any stock option grant if the result would be to alter the basis on which compensation expense is measured for purposes of Accounting Principles Board Opinion Number 25.

   During the term of the employment agreements, and for two years following an executive's termination for any reason, each executive is prohibited from competing with MedQuist (limited to the electronic transcription services and health information management solutions services businesses) or soliciting MedQuist's clients or employees.

12. Source and Amount of Funds.

   Royal Philips estimates that the total amount of funds required to purchase 22,250,327 Shares pursuant to the Offer and to pay related fees and expenses will be approximately $1.1 billion. Royal Philips presently intends to finance the Offer with its cash position and cash flow from existing businesses.

13. Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer and provided that Royal Philips is not obligated to accept for payment any Shares until expiration of all applicable waiting periods under the HSR Act, Royal Philips is not required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if less than 22,250,327 Shares are properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer, or, if on or after May 22, 2000, and at or before the time of payment for any of such Shares (whether or not any Shares have theretofore been accepted for payment), any of the following events occurs:

     (a) MedQuist breaches or fails to perform in any material respect any of its obligations, covenants or agreements under the Tender Offer Agreement or any representation or warranty of MedQuist set forth in the Tender Offer Agreement which is qualified by "Company Material Adverse Effect" was inaccurate or incomplete as so qualified when made or thereafter has become inaccurate or incomplete as so qualified, or any representation or warranty of MedQuist set forth in the Tender Offer Agreement which is not qualified by "Company Material Adverse Effect" was inaccurate or incomplete in any material respect when made or thereafter becomes inaccurate or incomplete in any material respect;

     (b) there is instituted or pending any action, litigation, proceeding, investigation or other application (an "Action") before any court or other governmental entity by any governmental entity or by any other person, domestic or foreign (it being understood that, with respect to any Action by any person other than a governmental entity, this clause (b) will only apply to bona fide Actions that are reasonably likely to be successful on the merits): (i) challenging the acquisition by Royal Philips of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer or seeking to obtain any material damages in connection with the transactions contemplated by the Offer; (ii) seeking to prohibit, or impose any material limitations on, Royal Philips' ownership or operation of all or any portion of their or MedQuist's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Royal Philips to dispose of or hold separate all or any portion of Royal Philips' or MedQuist's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer; (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render Royal Philips unable to, or result in a delay (other than an immaterial delay) in, or restrict (other than immaterially), the ability of Royal Philips to accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Royal Philips effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the shareholders; or (v) that, in any event, in the reasonable judgment of Royal Philips, is reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the value of the Shares to Royal Philips or the benefits expected to be derived by Royal Philips as a result of consummation of the transactions contemplated by the Offer;

     (c) any statute, rule, regulation, order or injunction is enacted, promulgated, entered, enforced or deemed applicable to the Offer, or any other action has been taken, proposed or threatened, by any court or other governmental entity other than the application to the Offer of waiting periods under the HSR Act, that could, directly or indirectly, be reasonably expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph (b) above;

     (d) there has occurred a Company Material Adverse Effect or any occurrence or event has occurred that is reasonably likely to result in a Company Material Adverse Effect;

     (e) the board of directors of MedQuist (or a special committee thereof) has amended or modified in a manner adverse to Royal Philips its approval or recommendation of the Offer, has withdrawn such recommendation or has approved or recommended any other Acquisition Proposal, or has resolved to do any of the foregoing;

     (f) the Tender Offer Agreement is terminated by MedQuist or Royal Philips in accordance with its terms, or Royal Philips reaches an agreement or understanding in writing with MedQuist providing for termination;

     (g) any of the Employment Agreements are terminated or repudiated by the executive a party thereto, except as may result from the death or disability of such executive;

     (h) MedQuist terminates or repudiates the License Agreement;

     (i) any of the Shareholder Agreements are terminated or repudiated by the shareholder a party thereto; or

     (j) MedQuist terminates or repudiates the Governance Agreement;

which, in the good faith reasonable judgment of Royal Philips, in any such case, and regardless of the circumstances (including any action or inaction by Royal Philips other than a material breach of the Tender Offer Agreement) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

   The foregoing conditions are for the sole benefit of Royal Philips and may be asserted by Royal Philips regardless of the circumstances (including any action or inaction by Royal Philips other than a material breach of this Agreement) giving rise to such condition or may be waived by Royal Philips, in its sole discretion, by express and specific action to that effect, in whole or in part at any time and from time to time.

14. Dividends and Distributions.

   Pursuant to the Tender Offer Agreement, MedQuist has agreed that during the term of the Tender Offer Agreement MedQuist may not declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares.

15. Certain Legal Matters.

   General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to MedQuist, Royal Philips is not aware of any licenses or other regulatory permits which appear to be material to the business of MedQuist and which might be adversely affected by the acquisition of the Shares by Royal Philips pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by Royal Philips pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions or that adverse consequences might not result to MedQuist's or Royal Philips' business or that certain parts of MedQuist's or Royal Philips' business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which might enable Royal Philips to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination were met. Royal Philips' obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions. See Section 13.

   Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by Royal Philips is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Royal Philips' obligation to accept Shares for payment.

   Pursuant to the HSR Act, Royal Philips expects to file a Notification and Report Form with respect to the acquisition of the Shares pursuant to the Offer with the Antitrust Division and the FTC on or about June 2, 2000. Under the provisions of the HSR Act applicable to the purchase of the Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Royal Philips. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on or about June 17, 2000, unless early termination of the waiting period is granted or Royal Philips receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Royal Philips will request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Royal Philips, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Royal Philips with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Royal Philips expects the waiting period under the HSR Act to expire at the end of the 15-day period, if not earlier terminated.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by Royal Philips pursuant to the Offer. At any time before or after Royal Philips' purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Shares pursuant to the Offer or seeking divestiture of the Shares acquired by Royal Philips or the divestiture of substantial assets of Royal Philips, MedQuist or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

 State Takeover Laws.

   Section 14A:10A-4 of the New Jersey Business Corporation Act (the "NJBCA") limits the ability of a New Jersey corporation to engage in "business combinations" (as defined in the NJBCA) with an "interested stockholder" (defined generally as any beneficial owner of 10% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its approval to the business combination prior to the shareholder becoming an interested stockholder. MedQuist's board of directors has granted such approvals and taken such actions as are necessary so that the Offer may be consummated as promptly as practicable on the terms contemplated, and has taken such actions so that Royal Philips (or its affiliates) would not be prevented or prohibited from effectuating a business combination with MedQuist after the purchase of the Shares pursuant to the Offer, so long as the subsequent business combination is approved by the Supervisory Committee of MedQuist's board of directors, and the MedQuist board of directors has otherwise acted to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

   Based on information supplied by or on behalf of MedQuist, Royal Philips does not believe that any state takeover laws purport to apply to the Offer. Royal Philips has not currently taken any actions necessary to comply with any state takeover statute or regulation. Royal Philips reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Royal Philips might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Royal Philips might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer. In such case, Royal Philips may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

16. Fees and Expenses.

   Goldman, Sachs & Co. is acting as Dealer Manager in connection with the Offer and one of its affiliates, Goldman Sachs International (together with Goldman, Sachs & Co. "Goldman Sachs") has provided certain financial advisory services to Royal Philips in connection therewith. Royal Philips also has agreed to pay Goldman Sachs reasonable and customary compensation for its services as Dealer Manager and as financial advisor in connection with the Offer. Royal Philips has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and has agreed to indemnify Goldman Sachs against certain liabilities and expenses in connection with the Offer, including liabilities under the Federal securities laws. At any time, Goldman Sachs and its affiliates may actively trade the Shares for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in the Shares.

   Morrow & Co., Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the Federal securities laws.

   Royal Philips will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Royal Philips for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Royal Philips may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of the Shares in such jurisdiction.

   Royal Philips is not aware of any jurisdiction in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

   Royal Philips has filed a Schedule TO with the SEC pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. and the Nasdaq Stock Market in the manner set forth in Section
8. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 are not applicable to forward-looking statements made in this Offer to Purchase.

   No person has been authorized to give any information or make any representation on behalf of Royal Philips not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          Koninklijke Philips Electronics N.V.

June 1, 2000

                                                                      SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                      EXECUTIVE OFFICERS OF ROYAL PHILIPS

   The following tables set forth the name, business address, present principal occupation and material positions held within the past five years of each director and executive officer of Royal Philips.

               DIRECTORS AND EXECUTIVE OFFICERS OF ROYAL PHILIPS*

                                                      Present Principal Occupation or
   Name and Business                                Employment and Five-Year Employment
        Address                  Office(s)                        History
   -----------------     -------------------------- ------------------------------------
Cor Boonstra............ President; Chairman of the President, Chairman of the Board of
                         Board of Management and    Management and the Group Management
                         the Group Management       Committee of Royal Philips
                         Committee                  Electronics. Prior to 1999, Member
                                                    of the Supervisory Board of PolyGram
                                                    N.V. Currently, Member of the
                                                    Supervisory Boards of Sara Lee DE
                                                    N.V., Hunter Douglas International
                                                    N.V., NBM/Amstelland N.V., Ahold
                                                    N.V., Technical University
                                                    Eindhoven. Member of the Board of
                                                    Directors of The Seagram Company
                                                    Ltd.

Jan H.M. Hommen......... Executive Vice-President;  Executive Vice-President, Member of
                         Member of the Board of     the Board of Management and the
                         Management and the Group   Group Management Committee and Chief
                         Management Committee;      Financial Officer of Royal Philips
                         Chief Financial Officer    Electronics. Prior to 1997, Chief
                                                    Financial Officer of Alcoa
                                                    International Holdings Co. From 1997
                                                    to 1999, Member of the Supervisory
                                                    Board of PolyGram N.V.

Adri Baan............... Executive Vice-President;  Executive Vice-President, Member of
                         Member of the Board of     the Board of Management and the
                         Management and the Group   Group Management Committee and
                         Management Committee;      President/CEO of the Consumer
                         President/CEO of the       Electronics Division of Royal
                         Consumer Electronics       Philips Electronics. Prior to 1998,
                         Division                   Chairman of the Philips Business
                                                    Electronics Division of Royal
                                                    Philips Electronics.

Arthur P.M. van der      Executive Vice-President;  Executive Vice-President, Member of
 Poel................... Member of the Board of     the Board of Management, Member of
                         Management and the Group   the Group Management Committee and
                         Management Committee;      President/CEO of the Semiconductor
                         President/CEO of the       Division of Royal Philips
                         Semiconductor Division     Electronics. Member of the Board of
                                                    Directors of Taiwan Semiconductor
                                                    Manufacturing Company Ltd.

--------
* Each person has a business address at Rembrandt Tower, Amstelplein 1, 1096 HA Amsterdam, the Netherlands and is a citizen of the Netherlands, unless a different address and/or citizenship is indicated under his or her name.

                                                      Present Principal Occupation or
   Name and Business                                Employment and Five-Year Employment
        Address                  Office(s)                        History
   -----------------     -------------------------- ------------------------------------
John W. Whybrow......... Executive Vice-President;  Executive Vice-President, Member of
 United Kingdom          Member of the Board of     the Board of Management, Member of
                         Management and the Group   the Group Management Committee and
                         Management Committee;      President/CEO of the Lighting
                         President/CEO of the       Division of Royal Philips
                         Lighting Division          Electronics. Since 1997, Director of
                                                    Wolseley PLC.

Gerard J. Kleisterlee... Executive Vice-President;  Executive Vice-President, Member of
                         Member of the Board of     the Board of Management, Member of
                         Management and the Group   the Group Management Committee and
                         Management Committee;      President/CEO of the Components
                         President/CEO of the       Division of Royal Philips
                         Components Division        Electronics. Prior to January 1,
                                                    1999, Chairman of Philips Taiwan
                                                    Ltd.

Ad H.A. Veenhof......... Senior Vice-President;     Senior Vice-President, Member of the
                         Member of the Group        Group Management Committee,
                         Management Committee;      President/CEO of the Domestic
                         President/CEO of the       Appliances and Personal Care
                         Domestic Appliances and    Division of Royal Philips
                         Personal Care Division     Electronics. Prior to 1996, Member
                                                    of the Management of Philips
                                                    Consumer Electronics.

Hans M. Barella......... Senior Vice-President;     Senior Vice-President, Member of the
                         Member of the Group        Group Management Committee of Royal
                         Management Committee;      Philips Electronics. President/CEO
                         President/CEO of the       of the Medical Systems Division of
                         Medical Systems Division   Royal Philips Electronics.

Jan P. Oosterveld....... Senior Vice-President and  Senior Vice-President, Member of the
                         Member of the Group        Group Management Committee
                         Management Committee       responsible for strategy and regions
                         responsible for strategy   of Royal Philips Electronics. Prior
                         and regions.               to 1997, Member of the Management of
                                                    Philips Key Modules.

Arie Westerlaken........ Senior Vice-President;     Senior Vice-President, Member of the
                         Member of the Group        Group Management Committee, General
                         Management Committe;       Secretary, Chief Legal Officer and
                         General Secretary; Chief   Secretary to the Board of Management
                         Legal Officer; Secretary   of Royal Philips Electronics. Member
                         to the Board of Management of the Supervisory Board of ASM
                                                    Lithography Holding N.V.

Ad Huijser.............. Senior Vice-President;     Senior Vice-President, Member of the
                         Member of the Group        Group Management Committee and CEO
                         Management Committee and   of Philips Research of Royal Philips
                         CEO of Philips Research    Electronics. Prior to 1999, Managing
                                                    Director of Philips Research
                                                    Coordination. Prior to 1998,
                                                    Management of Philips Multimedia
                                                    Center. Prior to 1996, Chairman of
                                                    the Management Committee of the
                                                    Philips Research Laboratories.


                                                      Present Principal Occupation or
   Name and Business                                Employment and Five-Year Employment
        Address                  Office(s)                        History
   -----------------     -------------------------- ------------------------------------
Tjerk Hooghiemstra...... Senior Vice-President;     Senior Vice-President and Member of
                         Member of the Group        the Group Management Committee
                         Management Committee       responsible for Corporate Human
                         responsible for Corporate  Resources Management of Royal
                         Human Resources Management Philips Electronics. From 1996 to
                                                    2000, Member of the HRM of the
                                                    Philips Consumer Electronics
                                                    Division and prior to 1996, Director
                                                    of Hay Management Consultants.

Guy Demuynck............ Senior Vice-President;     Senior Vice-President, Member of the
                         Member of the Group        Group Management Committee and CEO
                         Management Committee; CEO  of Consumer Electronics Mainstream
                         of Consumer Electronics    of Royal Philips Electronics. Prior
                         Mainstream                 to April 2000, Member of the
                                                    management of various Philips
                                                    Consumer Electronics businesses.

L.C. van Wachem......... Chairman of the            Retired. Member of the Supervisory
                         Supervisory Board          Board of Royal Philips Electronics
                                                    since 1993. Chairman of the
                                                    Supervisory Board of Royal Dutch
                                                    Petroleum Company; Member of the
                                                    Supervisory Boards of Akzo Nobel,
                                                    BMW, and member of the Board of
                                                    Directors of IBM, ATCO and Zurich
                                                    Insurance.

W. de Kleuver........... Vice-Chairman and          Retired. Member of the Supervisory
                         Secretary of the           Board of Royal Philips Electronics
                         Supervisory Board          since 1998. Prior to September 1998,
                                                    Executive Vice-President, Member of
                                                    the Board of Management and the
                                                    Group Management Committee of Royal
                                                    Philips Electronics. Prior to 1996,
                                                    Member of the Group Management
                                                    Committee and Chairman of the
                                                    Components Division of Royal Philips
                                                    Electronics.

W. Hilger............... Member of the Supervisory  Retired. Member of the Supervisory
 Germany                 Board                      Board of Royal Philips Electronics
                                                    since 1990. Member of the
                                                    Supervisory Boards of Victoria
                                                    Versicherung and Victoria
                                                    Lebensversicherung.

L. Schweitzer........... Member of the Supervisory  Member of the Supervisory Board of
 34 Quai du Point du     Board                      Royal Philips Electronics since
 Jour                                               1997. Chairman and Chief Executive
 BP 103 92109                                       Officer of Renault; Member of the
 Boulogne                                           Boards of Pechiney, Banque Nationale
 Bilancourt                                         de Paris, Electricite de France.
 Cedex, France

                                                      Present Principal Occupation or
   Name and Business                                Employment and Five-Year Employment
        Address                  Office(s)                        History
   -----------------     -------------------------- ------------------------------------
Sir Richard Greenbury... Member of the Supervisory  Member of the Supervisory Board of
 United Kingdom          Board                      Royal Philips Electronics since
                                                    1998. Former Chairman and CEO of
                                                    Marks & Spencer and former non-
                                                    executive member of the Board of
                                                    Directors of Lloyds TSB, British
                                                    Gas, ICI and Zeneca.

J.M. Hessels............ Member of the Supervisory  Member of the Supervisory Board of
                         Board                      Royal Philips Electronics since
                                                    1999. Chief Executive Officer of
                                                    Vendex KBB. Member of the
                                                    Supervisory Boards of Achmea,
                                                    Amsterdam Exchanges, Barnes &
                                                    Noble.com, Laurus, Schiphol Group
                                                    and Royal Vopak.

K. van Miert............ Member of the Supervisory  Member of the Supervisory Board of
                         Board                      Royal Philips Electronics since
                                                    2000. Chairman--Rector of Nijenrode
                                                    University. Former member of the
                                                    European Commission.

   Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each shareholder of MedQuist or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    American Stock Transfer & Trust Company

   By Registered Mail:         By Hand Delivery:        By Overnight Courier:

  40 Wall Street, 46th       40 Wall Street, 46th       40 Wall Street, 46th
          Floor                      Floor                      Floor
New York, New York 10005   New York, New York 10005   New York, New York 10005

                           By Facsimile Transmission:

                                 (718) 234-5001

                      Confirm Facsimile by Telephone Only:

                            (718) 921-8200 ext. 6820

   Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:


                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                        Banks and Brokerage Firms Call:
                                 (880) 662-5200

                           Shareholders Please Call:

                                 (800) 566-9061

                      The Dealer Manager for the Offer is:

                              Goldman, Sachs & Co.

                                85 Broad Street
                               New York, NY 10004
                         (212) 902-1000 (call collect)
                        (800) 323-5678 (call toll free)